Exhibit 99.3

RAI ACQUISITION CORP.

COMPENSATION COMMITTEE CHARTER

As of March     , 2008

Purpose

The Compensation Committee is appointed by the Board of Directors (the “Board”) of RAI Acquisition Corp. (“RAI Acquisition”) to (a) have direct responsibility for approving the compensation of (i) RAI Acquisition’s chief executive officer (the “CEO”) and other officers of RAI Acquisition (collectively, the “Compensation Committee Officers”) and (ii) the directors, (b) administer RAI Acquisition’s equity-based plans, (c) review any extraordinary compensatory payments (“Compensation Committee Payments”) to any employee of RAI Acquisition and (d) produce an annual report on executive officer compensation for inclusion in RAI Acquisition’s proxy statement or annual report in accordance with applicable rules and regulations.

Committee Membership

The Compensation Committee shall be comprised of two (2) or more Board members, including a Committee Chairman, appointed by the Board. Each member of the Compensation Committee shall be (i) “independent” within the meaning of the listing standards set forth by American Stock Exchange, or any other securities exchange or interdealer automated quotation system on which RAI Acquisition’s securities are traded (the “Relevant Trading Market”) applicable to a member of the Compensation Committee, (ii) a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder and (iii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Members of the Compensation Committee may be removed at any time by the Board.

To the extent the Compensation Committee consists of at least three (3) members, one director who is not independent may be appointed to the Compensation Committee, subject to the following:

a)	The director is not a current officer or employee of RAI Acquisition or an immediate family member of a current officer or employee of RAI Acquisition;

b)	The Board determines, under exceptional and limited circumstances, that membership by the individual on the Compensation Committee is required by the best interests of RAI Acquisition and its stockholders;

c)	The Board discloses, in RAI Acquisition’s next annual meeting proxy statement (or its next annual report on Form 10-K or its equivalent if RAI Acquisition does not file an annual proxy statement) subsequent to such determination, the nature of the relationship and the reason for that determination; and

d)	No such person may serve on the Compensation Committee under this exception for more than two (2) years.

Meetings and Procedures

The Compensation Committee shall meet at least semi-annually and more frequently as necessary or appropriate, including teleconferences when appropriate. Special meetings of the Compensation Committee may be called by any member of the Compensation Committee upon notice to all members as provided in the Bylaws of RAI Acquisition; provided, however, that such notice may be waived as provided in the Bylaws of RAI Acquisition. A majority of the Compensation Committee’s members constitute a quorum, and the Compensation Committee shall act only on the affirmative vote of a majority of the members present at a meeting at which a quorum is present. Attendance by members of the management will be at invitation of the Committee Chairman. Actions of the Compensation Committee may be taken in person at a meeting or in writing without a meeting. All determinations with respect to the compensation of the CEO must be made by the Compensation Committee in an executive session, without the presence of the executive officers. The Compensation Committee shall maintain minutes of all meetings documenting its activities and recommendations to the Board. The Compensation Committee shall report its actions and any recommendations to the Board after each Compensation Committee meeting.

Committee Authority and Responsibilities

1.	The Compensation Committee shall review from time to time and approve RAI Acquisition’s compensation policies to ensure that management is rewarded appropriately for its contributions to RAI Acquisition’s growth and profitability and that the executive compensation strategy supports organization objectives and stockholder interests. The Compensation Committee shall recommend to the Board major compensation programs.

2.	The Compensation Committee shall have the authority to consult with RAI Acquisition counsel. The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Compensation Committee Officers’ and directors’ compensation and shall have the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall not be required to retain a compensation consultant and may rely on published information or any other sources it deems acceptable in its sole discretion. The Compensation Committee shall also have authority to obtain professional advice and assistance from within RAI Acquisition or elsewhere.

3.	The Compensation Committee shall have direct responsibility to annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee will consider RAI Acquisition’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years.

4.	The Compensation Committee shall annually review and approve the compensation of all directors and Compensation Committee Officers, including (a) incentive-compensation plans and equity-based plans and (b) compensation for Audit Committee members that complies with the requirements of the Relevant Trading Market and Rule 10A-3 under the Exchange Act. The Compensation Committee shall serve as the committee to administer any equity-based plans. The Compensation Committee will consider that directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if RAI Acquisition makes substantial charitable contributions to organizations with which a director is affiliated, or if RAI Acquisition enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

5.	The Compensation Committee shall annually review and approve, for the CEO and the other Compensation Committee Officers, (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change in control agreements/provisions, as the case may be, (e) the bonus pool and allocation and (f) any special or supplemental benefits.

6.	The Compensation Committee shall review and approve any Compensation Committee Payments.

7.	The Compensation Committee shall provide oversight of management’s decisions concerning the performance and compensation of key employees of RAI Acquisition, other than the executive officers.

8.	The Compensation Committee shall have direct responsibility to make recommendations to the Board with respect to non-CEO Compensation Committee Officer compensation, and incentive compensation and equity-based plans that are subject to Board approval, to the extent the Board has not delegated its authority over such matters described in this paragraph 8, whether by delegation pursuant to this Charter or otherwise, to the Compensation Committee.

9.	The Compensation Committee shall review RAI Acquisition’s employee benefit, pension, incentive compensation and equity-based plans, and the Compensation Committee shall recommend to the Board any change in such employee benefit, pension, incentive compensation and equity-based plans that the Compensation Committee deems necessary or appropriate. The Compensation Committee shall have and shall exercise all the authority of the Board with respect to the administration of such plans.

10.

The Compensation Committee shall have the full power and authority of the Board to authorize the issuance of units, warrants and common shares of beneficial interest or other securities of RAI Acquisition (collectively, “RAI Acquisition Securities”) in connection with compensation arrangements for the directors, the CEO, the other Compensation Committee Officers and the other employees of RAI Acquisition, to the extent delegated by the Board to the Compensation Committee from time to time by one or more resolutions duly adopted by the Board giving general authorization for the issuance of RAI Acquisition Securities by the Compensation Committee and setting the maximum number of such shares or other securities to be issued by the Compensation Committee during any period and in the aggregate for the foregoing purposes. Without limiting the generality of the foregoing, the Compensation Committee, as the committee administering any equity-based plans, may, in its sole discretion and from time to time, grant awards provided in such equity-based plans in such form and amount as the committee shall determine up to the number of RAI Acquisition Securities reserved for issuance under such equity-based plans at any time and from time to time by the Board.

11.	The Compensation Committee shall review matters relating to indemnification and insurance of officers and directors of RAI Acquisition.

12.	The Compensation Committee is directly responsible for producing an annual report on executive officer compensation for inclusion in RAI Acquisition’s annual proxy statement or annual report in accordance with applicable rules and regulations.

13.	The Compensation Committee shall consult with, and seek the recommendations of, the CEO with respect to any of the matters for which it is responsible; provided, however, that the Compensation Committee shall retain full authority with respect to its recommendations and may choose not to follow the recommendations of the CEO.

14.	The Compensation Committee may form and delegate authority to subcommittees when appropriate.

15.	The Compensation Committee shall review the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Compensation Committee shall annually review its own performance.

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